                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                        The Ohio State Bancshares, Inc.
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                              (Name of Issuer)

                                     COMMON
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                       (Title of Class of Securities)

                                   677531105
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                                 (CUSIP Number)

                                  MAY 18, 1999
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 56861810                    13G                 PAGE  2   OF  3  PAGES
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  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
               PETER B MILLER       299326339
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  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

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  3     SEC Use Only

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  4     Citizenship or Place of Organization
               USA
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    Number of
                           5       Sole Voting Power
      Shares                            7657
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person
               7657
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 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

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 11     Percent of Class Represented by Amount in Row (9)
               5.25
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 12     Type of Reporting Person (See Instructions)
               IN
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                5/20/99
                                                        ------------------------
                                                                 (Date)

                                                             Peter B Miller
                                                        ------------------------
                                                              (Signature)

                                                        Peter B Miller, Director
                                                        ------------------------
                                                            (Name and Title)

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.


           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).